Exhibit 99.1

AGREEMENT TO FILE JOINT ACQUISITION STATEMENTS

This AGREEMENT dated December 7, 2012 by and between Digipac, LLC, a Delaware limited liability company and Kai-Shing Tao (collectively referred to as the “parties”).

WHEREAS, the parties hereto may be deemed to be the direct or indirect beneficial owners of the same equity securities for the purpose of the reporting requirements of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and

WHEREAS, the regulations promulgated under Section 13(d) of the Exchange Act permit the joining of such beneficial owners in the filing of a single Joint Acquisition Statement reporting such ownership to the Securities and Exchange Commission.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.   In accordance with Rule 13d-1(k)(1)(iii) under the Exchange Act, the parties agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Remark Media, Inc. Each party hereto agrees that this agreement, as it may be amended from time to time as provided herein, is a valid and binding agreement of each such party.

2.   The parties consent to the inclusion of a copy of this agreement as an exhibit to any Joint Acquisition Statement filed on behalf of any of them.

IN WITNESS WHEREOF, the parties hereto have executed this agreement by their duly authorized officers as of the date set forth above.

DIGIPAC, LLC,

a Delaware limited liability company

By:   /s/ Kai-Shing Tao
Name:  Kai-Shing Tao
Title:  Manager

KAI-SHING TAO

By:    /s/ Kai-Shing Tao
Name: Kai-Shing Tao